SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2020

ENPRO INDUSTRIES, INC.

(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

(Address of principal executive offices, including zip code)

(704) 731-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Definitive Material Agreement.

On September 25, 2020, EnPro Industries, Inc. (the “Company”), and its indirect wholly owned subsidiaries, Vision Investment, LLC (“Merger Parent”) and Vision Investment Merger Sub, Inc. (“Merger Sub”), entered into a Merger Agreement dated as of September 25, 2020 (the “Merger Agreement”) with Alluxa, Inc. (“Alluxa”), a representative of the equityholders of Alluxa and certain specified shareholders of Alluxa. The Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into Alluxa (with Alluxa as the surviving entity of the Merger), and that, upon completion of the Merger and the transfer of the Rollover Shares pursuant to the Rollover Agreement (each, as defined below), Merger Parent would acquire all of the outstanding shares of capital stock of Alluxa and would be the sole owner of Alluxa after the Merger. Concurrent with the execution of the Merger Agreement, three specified shareholders of Alluxa who are also officers of Alluxa (the “Rollover Sellers”) delivered a rollover agreement (the “Rollover Agreement”), pursuant to which the Rollover Sellers have agreed to contribute certain shares of Alluxa common stock (the “Rollover Shares”) to the Merger Parent immediately prior to the consummation of the Merger in exchange for equity interests of the Merger Parent.

Pursuant to the Merger Agreement, upon the consummation of the Merger, the shares of common stock of Alluxa, other than shares held by Alluxa, Merger Parent (including the Rollover Shares) and shares held by holders that have properly perfected rights of dissent and appraisal under California law (the “Dissenting Shares”), will be cancelled and converted into the right to receive a cash payment, subject to adjustment based on Alluxa’s net working capital on the date of the consummation of the Merger. The aggregate merger consideration, assuming there are no Dissenting Shares and excluding the Rollover Shares, together with the cash settlement of outstanding stock options awarded by Alluxa which are to be cancelled upon consummation of the Merger as contemplated by the Merger Agreement, is approximately $237 million, subject to the net working capital adjustment described above.

The Merger Agreement contains customary representations, warranties, covenants and provisions with respect to indemnification and termination. The Merger Agreement contemplates that approximately $5.1 million of the merger consideration to be paid to Alluxa shareholders is to be held in escrow, of which $2.0 million may be applied to fund the net working capital adjustment to the merger consideration and approximately $3.1 may be applied to fund indemnification obligations under the Merger Agreement.

The consummation of the Merger is subject to customary closing conditions, including regulatory approvals, and the approval of the Merger Agreement by the holders of a majority of the outstanding common shares of Alluxa. The Merger Agreement provides that, within 24 hours following the execution of the Merger Agreement, Alluxa is required deliver to the Merger Parent the written consent of holders of sufficient common shares of Alluxa approving the Merger Agreement (including the requisite approval under applicable law of the disinterested holders of Alluxa common shares with respect to the Rollover Agreement and the transactions contemplated thereby). Alluxa has delivered to the Merger Parent such written consent of its shareholders.

As contemplated by the Merger Agreement, concurrently with the execution of the Merger Agreement, the Rollover Sellers have entered into non-competition and non-solicitation agreements.

The Merger Agreement provides that, pursuant to the Rollover Agreement, the Rollover Sellers (i) will contribute to Merger Parent common shares of Alluxa representing approximately 7% of the aggregate outstanding common shares of Alluxa (on a fully diluted basis) in return for a similar percentage interest in the equity interests of Merger Parent and having a minimum fixed value in the aggregate of approximately $17.85 million and (ii) will enter into a limited liability operating agreement (the “LLC Agreement”) with respect to Merger Parent in the form included as an exhibit to the Merger Agreement. Pursuant to the LLC Agreement, the Rollover Sellers will have certain governance and information rights with respect to Merger Parent and be subject to transfer restrictions with respect to their equity interests in the Merger Parent. Each Rollover Seller will also have the right to sell to the Company, and the Company will have the right to purchase from each Rollover Seller (collectively, the “Put and Call Rights”), one-third of the Rollover Seller’s equity interests in Merger Parent during each of three exercise periods commencing on January 1 and ending on June 30 of each of 2024, 2025 and 2026, with any amount not sold or purchased in a prior exercise period being carried forward to the subsequent exercise periods. The LLC Agreement also provides for the purchase by the Company of all of a Rollover Seller’s equity interests in the Merger Parent in connection with the termination of employment of the Rollover Seller under specified circumstances, with payments in certain circumstances to be made in annual installments. In connection with a Rollover Seller’s death, disability, or incapacity at any time prior to December 31, 2023 or a separation from employment for cause, including the Rollover Seller’s breach of the non-competition and non-solicitation agreement, or a voluntary separation from employment without good reason, the consideration payable under the LLC Agreement in connection with any such purchase by the Company of a Rollover Seller’s equity interests in the Merger Parent is equal to the fixed value of the equity interests as set forth in the LLC Agreement. In all other cases, including upon any exercise of the Put and Call Rights, the consideration payable under the LLC Agreement in connection with any such purchase by the Company of a Rollover Seller’s equity interests in the Merger Parent is equal to the greater of the fixed value of the equity interests as set forth in the LLC Agreement or a price based upon a multiple of twelve-month adjusted EBITDA based upon certain financial metrics of the Merger Parent, plus cash and less indebtedness of the Merger Parent prior to the relevant payment, and subject to certain adjustments dependent upon the circumstances of the purchase and sale.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations, warranties and covenants set forth in the Merger Agreement have been made only for the purposes of the Merger Agreement and solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. In addition, such representations and warranties were made only as of the dates specified in the Merger Agreement and information regarding the subject matter thereof may change after the date of the Merger Agreement. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding its terms and not to provide investors with any other factual information regarding the Company, Alluxa or their respective businesses as of the date of the Merger Agreement or as of any other date. Investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were made only as of a specific date and are modified in important part by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to investors in the Company’s securities.

Item 7.01	Regulation FD Disclosure.

On September 28, 2020, the Company issued a press release, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01 and Exhibit 99.1 are not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit 2.1	Merger Agreement dated as of September 25, 2020 among EnPro Industries, Inc., Vision Investment, LLC, Vision Investment Merger Sub, Inc., Alluxa, Inc., Michael Scobey, as representative of the equityholders of Alluxa, Inc. and certain specified shareholders of Alluxa, Inc.

Exhibit 99.1	Press release of EnPro Industries, Inc. dated September 28, 2020

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2020

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President, General Counsel and Secretary

5